April 18, 2019

Voya Investment Management Co. LLC

Attention: Legal Department

230 Park Avenue

New York, NY 10169

To Whom it May Concern:

Pursuant to the Sub-Advisory Agreement between WisdomTree Asset Management, Inc. (the “Adviser”) and Voya Investment Management Co. LLC (the “Sub-Adviser”) dated April 4, 2016 (the “Agreement”), the Adviser hereby provides the Sub-Adviser with (1) a new Appendix A, and (2) a new Appendix A-4, to the Investment Sub-Advisory Agreement, each in the form attached hereto.

In particular, this amendment adds one Fund, the WisdomTree Mortgage Plus Bond Fund to Appendix A and Appendix A-4.

Sincerely,

/s/ Jonathan Steinberg
Jonathan Steinberg
Chief Executive Officer & President

Acknowledged and agreed:

Voya Investment Management Co. LLC

/s/ Eileen Madden
Name: Eileen Madden, CFA
Title: Managing Director, Head of Client Service and Relationship Management

WisdomTree Asset Management, Inc. 245 Park Avenue, 35th Floor, New York, NY 10167 | 212-801-2080 Tel 212-801-2081 Fax

APPENDIX A

Sub-Advisory Fee
Fund	Effective Date

WisdomTree Fundamental U.S. Short-Term Corporate Bond Fund	April 12, 2016

WisdomTree Fundamental U.S. Corporate Bond Fund	April 12, 2016

WisdomTree Fundamental U.S. Short-Term High Yield Corporate Bond Fund	April 12, 2016

WisdomTree Fundamental U.S. High Yield Corporate Bond Fund	April 12, 2016

WisdomTree U.S. BBB Corporate Bond Fund	April 12, 2016

WisdomTree U.S. Short-Term BBB Corporate Bond Fund	April 12, 2016

WisdomTree Yield Enhanced U.S. Short-Term Aggregate Bond Fund	May 10, 2017

WisdomTree Emerging Markets Corporate Bond Fund	August 23, 2017

WisdomTree Mortgage Plus Bond Fund	April 19, 2019